SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2011
M&T BANK CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-9861	16-0968385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One M&T Plaza, Buffalo, New York 14203
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (716) 842-5445
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     Effective May 16, 2011, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 31, 2010 (the “Merger Agreement”) by and among M&T, MTB One, Inc. (“Merger Sub”), a wholly owned direct subsidiary of M&T, and Wilmington Trust Corporation (“Wilmington Trust”), Merger Sub merged with and into Wilmington Trust, with Wilmington Trust continuing as the surviving corporation and a wholly owned subsidiary of M&T (the “Merger”).
     Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of Wilmington Trust was converted into the right to receive 0.051372 shares of M&T common stock, par value $0.50 per share (“M&T Common Stock”), plus cash in lieu of fractional shares (the “merger consideration”). In addition, subject to applicable law and the terms of the award, stock-based awards granted under Wilmington Trust stock plans vested and were converted into the right to receive the merger consideration based on the exchange ratio, and outstanding stock options granted under Wilmington Trust stock plans were cancelled without consideration. As described below, the outstanding warrant to purchase Wilmington Trust common stock (the “Wilmington Trust Warrant”), which was issued on December 12, 2008 to the United States Department of the Treasury (the “Treasury”), was converted into a warrant to purchase shares of M&T Common Stock, subject to appropriate adjustments.
     This description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1. On May 16, 2011, M&T issued a press release announcing the completion of the Merger, a copy of which is attached hereto as Exhibit 99.1.
Item 3.02 Unregistered Sales of Equity Securities.
     Effective May 16, 2011, in connection with the Merger, the Wilmington Trust Warrant was converted into a warrant (the “M&T Warrant”) to purchase 95,383 shares of M&T common stock, par value $0.50 per share, at an initial exercise price of $518.96 per share. A copy of the M&T Warrant is attached hereto as Exhibit 4.1 and is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective May 16, 2011, Mr. Donald E. Foley, Wilmington’s Chief Executive Officer, joined M&T’s Board of Directors. Pursuant to the Merger Agreement, M&T agreed, as of the Effective Time of the Merger, to increase the board of directors of M&T by one and to appoint Mr. Donald E. Foley as a director of M&T.
Item 8.01 Other Events.
     On May 13, 2011, M&T purchased from the Treasury all of the outstanding shares of the Series A Fixed Rate Cumulative Perpetual Preferred Stock of Wilmington Trust (the “Wilmington Preferred Stock”) originally issued to the Treasury in connection with Wilmington Trust’s participation in the Treasury’s Capital Purchase Program, including all accrued but unpaid dividends thereon, for a purchase price of approximately $334 million.
     On May 18, 2011, M&T redeemed 370,000 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of M&T (the “M&T Series A Preferred Stock”) originally issued to the Treasury in connection with M&T’s participation in the Treasury’s Capital Purchase Program, including all accrued but unpaid dividends thereon, for a redemption price of approximately $370 million.

Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
     M&T intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.
(b) Pro Forma Financial Information.
     M&T intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.
(d) Exhibits.
          The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of October 31, 2010 by and among M&T Bank Corporation, MTB One, Inc. and Wilmington Trust Corporation (incorporated by reference to Exhibit 2.1 to M&T’s Current Report on Form 8-K filed on November 2, 2010).

4.1	Warrant to Purchase Shares of M&T Bank Corporation Common Stock effective May 16, 2011.

99.1	Press release dated May 16, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, M&T Bank Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M&T BANK CORPORATION
/s/ René F. Jones
René F. Jones
Executive Vice President and Chief Financial Officer

Date: May 19, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of October 31, 2010 by and among M&T Bank Corporation, MTB One, Inc. and Wilmington Trust Corporation (incorporated by reference to Exhibit 2.1 to M&T’s Current Report on Form 8-K filed on November 2, 2010).

4.1	Warrant to Purchase Shares of M&T Bank Corporation Common Stock effective May 16, 2011.

99.1	Press release dated May 16, 2011.